Exhibit 99.1

Investors Capital Holdings Reports $3 Million Revenue Increase And $481,000 Income Before Taxes For Second Quarter; Net income up over one thousand percent

    LYNNFIELD, Mass.--(BUSINESS WIRE)--Nov. 13, 2003--Investors Capital Holdings (AMEX: ICH) today announced a record quarter, with dramatic jumps in revenue and net income. For the second quarter ended September 30, 2003, total revenues were up $3.2 million, or 39%, to $11.4 million, as compared to revenues of $8.2 million for the same quarter ended September 30, 2002. Net income for the second quarter ended September 30, 2003 was $269,805, or $0.05 per share, up over 1,000% from the comparable quarter ended September 30, 2002.
    Income before taxes for the second quarter was $481,000. Ted Charles, chairman and chief executive officer for Investors Capital Holdings, credits the jump in profit to a significant increase in production across all segments of the business, as well as a disciplined approach to cost control. "The resources we commit to recruiting high-quality financial advisors, as well as the strong relationships we forge with business partners to offer premier financial products, work hand in hand to positively impact our bottom line. Meanwhile, Investors Capital Holdings and our subsidiaries continue to invest capital in our people, our systems, and our programs to position us for expansion and success."
    Charles continued, "Investors Capital Holdings' broker-dealer subsidiary, Investors Capital Corporation, wrapped up its most successful national convention in the company's history last month. Our convention drew record numbers of registered financial advisors, exhibitors and sponsors, and guests - over 900 professionals, in total. We provided them with a multitude of networking opportunities, nearly 70 workshops, and the chance to visit more than 60 exhibitors."
    "Our national convention underscores our commitment to provide our financial advisors with premier programs, products, and education. For example, we continue to see tremendous demand for our seminar-selling program that teaches our financial advisors not only how to dramatically increase their own production, but more importantly, how to assist their clients in achieving their financial goals. We plan to double the number of seminar 'boot camps' for the coming year. Additionally, our turn-key tax solutions program, already in operation in several strategic geographic locations, will expand nationwide later this year."

    About Investors Capital Holdings

    Investors Capital Holdings, of Lynnfield, Mass., is a diversified financial services company founded to meet the consumers' needs in today's financial markets. The company owns and operates Investors Capital Corporation, Eastern Point Advisors, Inc. and ICC Insurance Agency, Inc. Investors Capital Corporation is a nationally recognized, independent broker-dealer comprised of approximately 1,000 experienced financial professionals throughout the United States. Eastern Point Advisors, Inc. is an investment advisory firm managing portfolios for individual and institutional clients, as well as the advisor to the Eastern Point Advisors Twenty Fund. ICC Insurance Agency, Inc. provides insurance services to agents of Investors Capital Corporation. For more information, please call (800) 949-1422 or visit www.investorscapital.com.

    Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause Investors Capital Holdings and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, regulatory changes (legislative or otherwise) affecting the financial services industry, competition, demand for Investors Capital Holdings and its subsidiaries' services, availability of funding, and other risks identified in Investors Capital Holdings' Securities and Exchange Commission filings.


           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)

                                                 Three Months Ended
                                                    September 30,
                                                  2003        2002

Commissions and advisory fee income           $11,368,848  $8,192,633

Commissions and advisory fees                   9,044,889   6,693,999

Gross profit                                    2,323,959   1,498,634

Administrative and selling expenses:
     Administrative                             1,693,703   1,266,889
     Selling                                      226,819     159,653
     Total administrative and selling expenses  1,920,522   1,426,542

Operating income                                  403,437      72,092

Other income (expense):
Interest income                                    79,322      82,939
Interest expense                                   (4,001)     (1,414)
Other income (expense)                              2,311     (62,591)
     Net other income                              77,632      18,934

Income before taxes                               481,069      91,026

Provision for income taxes                        211,264      67,059

Net income                                    $   269,805  $   23,967

Basic and diluted earnings per common share:

Net income                                    $      0.05  $       --


           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                          September 30, 2003
                              (unaudited)


     Total Assets                                        $11,371,587

     Total Liabilities                                   $ 2,849,367

Total Stockholders' Equity          $ 8,522,220

    CONTACT: Investors Capital Holdings
             Chief Financial Officer
             Timothy Murphy, 781-593-8565
             tmurphy@investorscapital.com
             or
             Manager Public Relations/Investor Relations
             Ann Kelly, 781-593-8565
             annkelly@investorscapital.com